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                                                                    EXHIBIT 2.01

                              AGREEMENT OF MERGER


     AGREEMENT OF MERGER entered into this eighth day of October, 1996 between Vivid Technologies, Inc., a Massachusetts corporation ("Parent"), and Vivid Technologies, Inc., a Delaware corporation ("Subsidiary").

                                    RECITALS
                                    --------

     WHEREAS, the authorized capital stock of Parent consists of (i) 7,500,000 shares of Common Stock, $.01 par value per share ("Parent Common Stock"), 1,725,520 of which are issued and outstanding as of the date hereof; and (ii) 1,082,650 shares of Preferred Stock, $.01 par value per share, of which (A) 234,375 shares are designated Parent Series A Preferred Stock, all of which is issued and outstanding as of the date hereof, (B) 250,000 shares are designated Parent Series B Preferred Stock, all of which is issued and oustanding as of the date hereof, (C) 343,690 shares are designated Parent Series C Preferred Stock, all of which is issued and outstanding as of the date hereof, and (D) 254,585 shares are designated Parent Series D Preferred Stock, all of which is issued and outstanding as of the date hereof, ("Parent Preferred Stock").

     WHEREAS, the authorized capital stock of Subsidiary consists of (i) 10,000,000 shares of Common Stock, $.01 par value per share ("Subsidiary Common Stock"), 100 of which are issued and outstanding and held by Parent as of the date hereof; (ii) 1,082,650 shares of Preferred Stock, $.01 par value per share, of which (A) 234,375 shares are designated Subsidiary Series A Preferred Stock,
(B) 250,000 shares are designated Subsidiary Series B Preferred Stock, (C) 343,690 shares are designated Subsidiary Series C Preferred Stock, (D) 254,585 shares are designated Subsidiary Series D Preferred Stock, none of which are issued and outstanding as of the date hereof; ("Subsidiary Preferred Stock"), and

     WHEREAS, the parties deem it advisable and in the best interests of such corporations and their stockholders that Parent be merged with and into Subsidiary (the "Merger") in accordance with the provisions of the Massachusetts Business Corporation Law ("MBCL") and the Delaware General Corporation Law ("DGCL") and desire to state herein the mode of carrying the same into effect and certain other details and provisions of the Merger;

     NOW, THEREFORE, in consideration of the premises and the agreements herein contained, the parties agree as follows:

     1.   Constituent Corporations and Merger.  Parent shall be merged into
          -----------------------------------
Subsidiary and Subsidiary shall be the surviving corporation (the "Surviving Corporation").

     2.   Surviving Corporation.
          ---------------------

          (a)  The name by which the Surviving Corporation shall be known is:
Vivid Technologies, Inc.

          (b) The corporate purposes of the Surviving Corporation shall be the purposes set forth in the Certificate of Incorporation of Subsidiary.
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          (c)  The Certificate of Incorporation and Bylaws of the Surviving
Corporation shall be the Certificate of Incorporation and Bylaws of Subsidiary.

          (d) The officers and directors of the Surviving Corporation shall be those of Subsidiary on the date hereof, and shall be set forth in the Articles of Merger filed with the Secretary of State of the Commonwealth of Massachusetts.

     3.   Effective Time.  The Merger shall become effective when the
          --------------
Certificate of Merger and the Articles of Merger are filed in the Offices of the Secretary of State of Delaware and the Secretary of State of the Commonwealth of Massachusetts, respectively (the "Effective Time").

     4.   Effect of Merger.  From and after the Effective Time, the effect of
          ----------------
the Merger shall be as provided in Section 80 of the MBCL and Sections 252 and 259 of the DGCL, including the following: (i) the separate corporate existence of Parent shall cease and all of its assets, property, rights and powers as well as all debts due it and all choses in action belonging to it shall be transferred to and vested in the Subsidiary as the Surviving Corporation without further act or deed; and (ii) Subsidiary as the Surviving Corporation shall continue in existence and retain all of its assets, property, leasehold interests, rights and powers as well as all debts due it and all choses in action belonging to it without impairment; and, further, the rights of creditors of Parent, lessors of property leased by Parent and parties contracting with Parent shall not in any manner be impaired by the Merger, and Subsidiary as the Surviving Corporation shall remain liable for all of its liabilities and obligations existing prior to the Effective Time and shall be deemed to have assumed the obligations of Parent existing prior to the Effective Time to the same extent as if Subsidiary had itself incurred such obligations.

     5.   Further Assurance.  If at any time Parent shall consider or be advised
          -----------------
that any acknowledgements or further assurances or assignments in law or other similar actions are necessary or desirable to acknowledge, confirm, vest or perfect in and to the Surviving Corporation any rights, title or interests of Parent, or otherwise to carry out the provisions hereof, Parent and its respective officers and directors shall and will execute and deliver any and all such acknowledgements, assurances or assignments in law, and do all things necessary or proper to acknowledge, confirm, vest or perfect such rights, title or interests in the Surviving Corporation, and to otherwise carry out the provisions of this Agreement.

     6.   Statutory Agent.  From and after the Effective Time, until thereafter
          ---------------
changed as permitted by law, the Secretary of State of the Commonwealth of Massachusetts shall serve as the statutory agent of the Surviving Corporation upon whom any process, notice or demand against either Parent or the Surviving Corporation may be served for any prior obligations for so long as any liability remains outstanding against Parent or the Surviving Corporation in the Commonwealth of Massachusetts.

     7.   Conversion of Shares.
          --------------------

          (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof,

               (A) each share of Parent Common Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Common Stock.

               (B) each share of Parent Series A Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Series A Preferred Stock.

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               (C)  each share of Parent Series B Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Series B Preferred Stock.

               (D) each share of Parent Series C Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Series C Preferred Stock.

               (E) each share of Parent Series D Preferred Stock issued and outstanding shall be converted into and be deemed to become one share of Subsidiary Series D Preferred Stock.


          (b) From and after the Effective Time, (i) each certificate theretofore representing shares of issued and outstanding Parent Common Stock, upon surrender to Subsidiary, shall entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary Common Stock, into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above and (ii) each certificate theretofore representing shares of issued and outstanding Parent Series A Preferred Stock, Parent Series B Preferred Stock, Parent Series C Preferred Stock, and Parent Series D Preferred Stock upon surrender to Subsidiary, shall entitle the holder to receive in exchange therefor a certificate or certificates representing the number of shares of Subsidiary Series A Preferred Stock, Subsidiary Series B Preferred Stock, Subsidiary Series C Preferred Stock, or Subsidiary Series D Preferred Stock into which the stock theretofore represented by the certificate so surrendered shall have been converted in accordance with the paragraph above.

          (c) Each share, if any, of capital stock held in Parent's treasury at the Effective Time shall automatically be cancelled.

          (d) At the Effective Time, the 100 shares of Subsidiary Common Stock presently issued and outstanding and held by Parent shall be cancelled.

     8.   Dissenter's Rights.  Any holder of record of shares of Parent's
          ------------------
capital stock who shall, at or before the taking of the vote of Parent stockholders to adopt this Agreement of Merger and the Merger contemplated hereby, have filed with Subsidiary written objection and not have voted for the Merger and who shall have, after the taking of such vote, properly demanded payment for such shares in accordance with Section 89 of the MBCL, shall not thereafter have any rights as a stockholder except as provided in Section 96 of the MBCL.

     9.   Abandonment.  This Agreement may be terminated and the Merger
          -----------
abandoned by the mutual consent of the Boards of Directors of Parent and Subsidiary at any time prior to the filing date with the Delaware Secretary of State and the Massachusetts Secretary of State, whether or not at the time of such termination and abandonment this Agreement has been adopted by the stockholders of Parent.

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Agreement of Merger effective as of the date first above written.

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                                   VIVID TECHNOLOGIES, INC.,
                                   a Massachusetts corporation.



                                   By: ________________________________
                                       S. David Ellenbogen, President.

A T T E S T:

___________________________
Lawrence M. Levy,
Clerk.



                                   VIVID TECHNOLOGIES, INC.,
                                   a Delaware corporation.



                                   By: ________________________________
                                       S. David Ellenbogen, President

A T T E S T:

___________________________
Lawrence M. Levy, Secretary

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